Exhibit n(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation
New York, New York

We hereby consent to the use in the Prospectus Supplement, dated September 3, 2010, of our report dated August 30, 2010, relating to the consolidated financial statements of Prospect Capital Corporation, which we contained in the Prospectus Supplement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

September 3, 2010